Exhibit 8

Escrow Services Agreement

This Escrow Services Agreement (this “Agreement”) is made and entered into as of [●] by and between Prime Trust, LLC (“Prime Trust” or “Escrow Agent”) and To The Stars Academy of Arts and Science Inc. (the “Issuer”).

Recitals

WHEREAS, the Issuer proposes to offer for sale and sell securities to prospective investors (“Subscribers”), as disclosed in its offering materials, in a registered offering pursuant to the Securities Act of 1933, as amended, or exemption from registration (the “Offering”), shares of Class A Common Stock (the “Securities”) with no minimum amount and up to the maximum amount of $2,000,000 (the “Maximum Amount of the Offering”).

WHEREAS, Issuer desires to establish an Escrow Account in which funds received from Subscribers will be held during the Offering, subject to the terms and conditions of this Agreement.

WHEREAS, Prime Trust agrees to serve as third-party escrow agent for the Subscribers with respect to such Escrow Account (as defined below) in accordance with the terms and conditions set forth herein.

Agreement

NOW THEREFORE, in consideration for the mutual covenants, promises, agreements, representations, and warranties contained in this Agreement and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties herby agree as follows:

1.	Establishment of Escrow Account. Prior to the Issuer initiating the Offering, and prior to the receipt of the first Subscriber funds, Escrow Agent shall establish an account for the Issuer (the “Escrow Account”). All parties agree to maintain the Escrow Account and Escrow Amount (as defined below) in a manner that is compliant with banking and securities regulations. For purposes of communications and directives, Escrow Agent shall be the sole administrator of the Escrow Account.

2.	Escrow Period. The escrow period (“Escrow Period”) shall begin with the commencement of the Offering and shall be held in the Escrow Account for the benefit of Subscribers, upon the earlier to occur of the following:

a.	The date upon which the maximum number of securities are sold in bona fide transactions that are fully paid for with cleared funds, which is defined to occur when the Escrow Agent has received gross proceeds of the Maximum Amount of the Offering that have cleared in the Escrow Account and the Issuer has triggered a partial or full closing on those funds. Even after a partial close, Escrow shall remain open in order to clear investor funds and to perform other tasks prior to the Issuer selling securities to any investor; or

b.	One (1) year from the qualification of the Offering by the Securities and Exchange Commission; or

c.	The date upon which a determination is made by Issuer and/or their authorized representatives, to terminate the Offering; or

d.	Escrow Agent’s exercise of the termination rights specified in Section 8.

During the Escrow Period, the parties agree that (i) the Escrow Account and escrowed funds will be held for the benefit of the Subscribers, and that (ii) Issuer is not entitled to any funds received into the Escrow Account, and that no amounts deposited into the Escrow Account shall become the property of Issuer or any other entity, or be subject to any debts, liens or encumbrances of any kind of Issuer or any other entity, until the satisfactory sale to investors in bona fide transactions that are fully paid and cleared.

3.	Deposits into the Escrow Account. All Subscribers will be directed by the Issuer and its agents to transmit their data and subscription amounts, via Escrow Agent’s technology systems (“Issuer Dashboard”), directly to the Escrow Account to be held for the benefit of Subscribers in accordance with the terms of this Agreement and applicable regulations. All Subscribers will transfer funds directly to the Escrow Agent (with checks, if any, made payable to “Prime Trust, LLC as Escrow Agent for Investors in [●]”) for deposit into the Escrow Account. Escrow Agent shall process all Escrow Amounts for collection through the banking system, shall hold such funds, and shall maintain an accounting of each deposit posted to its ledger, which also sets forth, among other things, each Subscriber’s name and address, the quantity of Securities purchased, and the amount paid. All monies so deposited in the Escrow Account and which have cleared the banking system are hereinafter referred to as the "Escrow Amount." No interest shall be paid to Issuer or Subscribers on balances in the Escrow Account. Issuer shall promptly, concurrent with any new or modified Subscription Agreement and/or offering documents, provide Escrow Agent with a copy of the Subscriber’s subscription and other information as may be reasonably requested by Escrow Agent in the performance of their duties under this Agreement. Escrow Agent is under no duty or responsibility to enforce collection of any funds delivered to it hereunder. Issuer shall assist Escrow Agent with clearing any and all AML and ACH exceptions.

Funds Hold — clearing, settlement and risk management policy: All parties agree that funds are considered “cleared” as follows:
* Wires — 24 hours after receipt of funds
* Checks — 10 days after deposit
* ACH — As transaction must clear in a manner similar to checks, and as Federal regulations provide investors with 60 days to recall funds. For risk reduction and protection, in making an effort to provide flexibility to Issuer, the Escrow Agent shall at its discretion post funds as cleared starting 10 calendar days after receipt. Of course, regardless of this operating policy, Issuer remains liable to immediately and without protestation or delay return to Prime Trust any funds recalled for whatever reason pursuant to Federal regulations.

Notwithstanding the foregoing, cleared funds remain subject to internal compliance review in accordance with internal procedures and applicable rules and regulations. Escrow Agent reserves the right to deny, suspend or terminate participation in the Escrow Account of any Subscriber to the extent Escrow Agent, in its sole and absolute discretion, deems it advisable or necessary to comply with applicable laws or to eliminate practices that are not consistent with laws, rules, regulations or best practices.

4.	Disbursements from the Escrow Account. In the event Issuer does not initiate any closing prior to the termination of the Escrow Period, Escrow Agent shall terminate the Escrow Account and make a full and prompt return of cleared funds to each Subscriber to the Offering.

In the event Escrow Agent receives cleared funds prior to the termination of the Escrow Period, and for any point thereafter and Escrow Agent receives a written instruction from Issuer (generally via notification on the Issuer Dashboard), Escrow Agent shall, pursuant to those instructions, make a disbursement to the Issuer from the Escrow Account. Issuer acknowledges that there is a 24-hour (one business day) processing time once a request has been received to disburse funds from the Escrow Account. Furthermore, Issuer directs Escrow Agent to accept instructions regarding fees from registered securities brokers in the syndicate, if any, or from the API integrated platform or portal through which this offering is being conducted, if any.

5.	Collection Procedure. Escrow Agent is hereby authorized, upon receipt of Subscriber funds, to promptly deposit them in the Escrow Account. Any Subscriber funds which fail to clear or are subsequently reversed, including but not limited to ACH chargebacks and wire recalls, shall be debited to the Escrow Account, with such debits reflected on the Escrow Account ledger accessible via Escrow Agent’s API or dashboard technology. Any and all escrow fees paid by Issuer, including those for funds receipt and processing are non-refundable, regardless of whether ultimately cleared, failed, rescinded, returned or recalled. In the event of any Subscriber refunds, returns or recalls after funds have already been remitted to Issuer, then Issuer hereby irrevocably agrees to immediately and without delay or dispute send equivalent funds to Escrow Agent to cover such refunds, returns or recalls. If Issuer has any dispute or disagreement with its Subscriber, Issuer agrees to address such issues with Subscriber separately and apart from this Agreement, but Issuer shall regardless remit funds to Escrow Agent and not involve Escrow Agent in any such disputes unless the source of such dispute is directly related to the services provided by Escrow Agent.

6.	Escrow Administration Fees, Compensation of Prime Trust. Escrow Agent is entitled to escrow administration fees from Issuer as set forth in Schedule A attached hereto. All fees are charged immediately upon receipt of this Agreement and then immediately as they are incurred in Escrow Agent’s performance hereunder and are not contingent in any way on the success or failure of the Offering or transactions contemplate by this Agreement. Notwithstanding the forgoing, the Escrow Agent has agreed as a courtesy to collect payment of its fees at each disbursement of funds from the Escrow Account by the Issuer (which is expected to occur on a monthly basis). No fees, charges or expense reimbursements of Escrow Agent are reimbursable, and are not subject to pro-rata analysis. All fees and charges, if not paid by a representative of Issuer (e.g. funding platform, lead syndicate broker, etc.), may be made via either Issuers credit card or ACH information on file with Escrow Agent. Escrow Agent may also collect its fee(s), at its option, from any other account held by the Issuer at Prime Trust. It is acknowledged and agreed that no fees, reimbursement for costs and expenses, indemnification for any damages incurred by Issuer or Escrow Agent shall be paid out of or chargeable to the investor funds on deposit in the Escrow Account.

7.	Representations and Warranties. The Issuer covenants and makes the following representations and warranties to Escrow Agent:

a.	It is duly organized, validly existing, and in good standing under the laws of the state of its incorporation or organization and has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder.

b.	This Agreement and the transactions contemplated thereby have been duly approved by all necessary actions, including any necessary shareholder or membership approval, has been executed by its duly authorized officers, and constitutes a valid and binding agreement enforceable in accordance with its terms.

c.	The execution, delivery, and performance of this Agreement is in accordance with the agreements related to the Offering and will not violate, conflict with, or cause a default under its articles of incorporation, bylaws, management agreement or other organizational document, as applicable, any applicable law, rule or regulation, any court order or administrative ruling or decree to which it is a party or any of its property is subject, or any agreement, contract, indenture, or other binding arrangement, including the agreements related to the Offering, to which it is a party or any of its property is subject.

d.	The Offering shall contain a statement that Escrow Agent has not investigated the desirability or advisability of investment in the Securities nor approved, endorsed or passed upon the merits of purchasing the Securities; and the name of Escrow Agent has not and shall not be used in any manner in connection with the Offering of the Securities other than to state that Escrow Agent has agreed to serve as escrow agent for the limited purposes set forth in this Agreement, which expressly includes any and all communications with the Securities and Exchange Commission.

e.	No party other than the parties hereto has, or shall have, any lien, claim or security interest in the Escrow Funds or any part thereof. No financing statement under the Uniform Commercial Code is on file in any jurisdiction claiming a security interest in or describing (whether specifically or generally) the Escrow Funds or any part thereof.

f.	It possesses such valid and current licenses, certificates, authorizations or permits issued by the appropriate state, federal or foreign regulatory agencies or bodies necessary to conduct its respective businesses, and it has not received any notice of proceedings relating to the revocation or modification of, or non-compliance with, any such license, certificate, authorization or permit.

g.	Its business activities are in no way related to cannabis, gambling, pornography, or firearms.

h.	The Offering complies in all material respects with the Securities Act of 1933, as amended, and all applicable laws, rules and regulations.

i.	Issuer shall make no representation or implication that the Escrow Agent has investigated the desirability or advisability of investment in the Securities or has approved, endorsed or passed upon the merits of the investment therein and that the name of the Escrow Agent has not and shall not be used in any manner in connection with the offer or sale of the Securities other than to state that the Escrow Agent has agreed to serve as escrow agent for the limited purposes set forth herein, which expressly includes all communications with the Securities and Exchange Commission.

All of its representations and warranties contained herein are true and complete as of the date hereof and will be true and complete at the time of any disbursement of Escrow Funds.

8.	Term and Termination. This Agreement will remain in full force during the Escrow Period and shall terminate upon the following:

a.	As set forth in Section 2.

b.	Termination for Convenience. Any party may terminate this Agreement at any time for any reason by giving at least thirty (30) days’ written notice.

c.	Escrow Agent’s Resignation. Escrow Agent may unilaterally resign by giving written notice to Issuer, whereupon Issuer will immediately appoint a successor escrow agent. Without limiting the generality of the foregoing, Escrow Agent may terminate this Agreement and thereby unilaterally resign under the circumstances specified in Section 2. Until a successor escrow agent accepts appointment or until another disposition of the subject matter has been agreed upon by the parties, following such resignation notice, Escrow Agent shall be discharged of all of its duties hereunder save to keep the subject matter whole.

9.	Binding Arbitration, Applicable Law, Venue, and Attorneys’ Fees. This Agreement is governed by, and will be interpreted and enforced in accordance with the laws of the State of Nevada, as applicable, without regard to principles of conflict of laws. Any claim or dispute arising under this Agreement may only be brought in arbitration, pursuant to the rules of the American Arbitration Association, with venue in Clark County, Nevada. The parties consent to this method of dispute resolution, as well as jurisdiction, and consent to this being a convenient forum for any such claim or dispute and waive any right they may have to object to either the method or jurisdiction for such claim or dispute. Furthermore, the prevailing party shall be entitled to recover damages plus reasonable attorney’s fees and costs and the decision of the arbitrator shall be final, binding and enforceable in any court.

10.	Limited Capacity of Escrow Agent. This Agreement expressly and exclusively sets forth the duties of Escrow Agent with respect to any and all matters pertinent hereto, and no implied duties or obligations shall be read into this Agreement against Escrow Agent. Escrow Agent acts hereunder as an escrow agent only and is not associated, affiliated, or involved in the business decisions or business activities of Issuer, Issuer’s portal, or Subscriber. Escrow Agent is not responsible or liable in any manner whatsoever for the sufficiency, correctness, genuineness, or validity of the subject matter of this Agreement or any part thereof, or for the form of execution thereof, or for the identity or authority of any person executing or depositing such subject matter. Escrow Agent shall be under no duty to investigate or inquire as to the validity or accuracy of any document, agreement, instruction, or request furnished to it hereunder, including, without limitation, the authority or the identity of any signer thereof, believed by it to be genuine, and Escrow Agent may rely and act upon, and shall not be liable for acting or not acting upon, any such document, agreement, instruction, or request. Escrow Agent shall in no way be responsible for notifying, nor shall it be responsible to notify, any party thereto or any other party interested in this Agreement of any payment required or maturity occurring under this Agreement or under the terms of any instrument deposited herewith. Escrow Agent’s entire liability and exclusive remedy in any cause of action based on contract, tort, or otherwise in connection with any services furnished pursuant to this Agreement shall be limited to the total fees paid to Escrow Agent by Issuer. The Escrow Agent shall not be called upon to advise any party as to the wisdom in selling or retaining or taking or refraining from any action with respect to any securities or other property deposited hereunder. Escrow Agent may consult legal counsel selected by it in the event of any dispute or question as to the construction of any of the provisions hereof or of any other agreement or of its duties hereunder, or relating to any dispute involving any party hereto with respect to the Agreement, and shall incur no liability and shall be fully indemnified from any reasonable liability whatsoever in acting in accordance with the reasonable opinion or instruction of such counsel. Issuer shall promptly pay, upon demand, the reasonable fees and expenses of any such counsel.

11.	Indemnity. Issuer agrees to defend, indemnify and hold Escrow Agent and its related entities, directors, employees, service providers, advertisers, affiliates, officers, agents, and partners and third-party service providers (collectively “Escrow Agent Indemnified Parties”) harmless from and against any loss, liability, claim, or demand, including attorneys’ fees (collectively “Expenses”), made by any third party due to or arising out of (i) this Agreement or a breach of any provision in this Agreement, or (ii) any change in regulation or law, state or federal, and the enforcement or prosecution of such as such authorities may apply to or against Issuer. This indemnity shall include, but is not limited to, all Expenses incurred in conjunction with any interpleader that Escrow Agent may enter into regarding this Agreement and/or third-party subpoena or discovery process that may be directed to Escrow Agent Indemnified Parties. It shall also include any action(s) by a governmental or trade association authority seeking to impose criminal or civil sanctions on any Escrow Agent Indemnified Parties based on a connection or alleged connection between this Agreement and Issuers business and/or associated persons. These defense, indemnification and hold harmless obligations will survive termination of this Agreement. Escrow Agent reserves the right to control the defense of any such claim or action and all negotiations for settlement or compromise, and to select or approve defense counsel, and Issuer agrees to fully cooperate with Escrow Agent in the defense of any such claim, action, settlement, or compromise negotiations.

12.	Entire Agreement, Severability and Force Majeure. This Agreement contains the entire agreement between Issuer and Escrow Agent regarding the Escrow Account. If any provision of this Agreement is held invalid, the remainder of this Agreement shall continue in full force and effect. Furthermore, no party shall be responsible for any failure to perform due to acts beyond its reasonable control, including acts of God, terrorism, shortage of supply, labor difficulties (including strikes), war, civil unrest, fire, floods, electrical outages, equipment or transmission failures, internet interruptions, vendor failures (including information technology providers), or other similar causes.

13.	Escrow Agent Compliance. Escrow Agent may, at its sole discretion, comply with any new, changed, or reinterpreted regulatory or legal rules, laws or regulations, law enforcement or prosecution policies, and any interpretations of any of the foregoing, and without necessity of notice, Escrow Agent may (i) modify either this Agreement or the Escrow Account, or both, to comply with or conform to such changes or interpretations or (ii) terminate this Agreement or the Escrow Account or both if, in the sole and absolute discretion of Escrow Agent, changes in law enforcement or prosecution policies (or enactment or issuance of new laws or regulations) applicable to the Issuer might expose Escrow Agent to a risk of criminal or civil prosecution, and/or of governmental or regulatory sanctions or forfeitures if Escrow Agent were to continue its performance under this Agreement. Furthermore, all parties agree that this Agreement shall continue in full force and be valid, unchanged and binding upon any successors of Escrow Agent. Changes to this Agreement will be sent to Issuer via email. Escrow Agent may act or refrain from acting in respect of any matter referred to in this Escrow Agreement in full reliance upon and by and with the advice of its legal counsel and shall be fully protected in so acting or in refraining from acting upon advice of counsel. In the event that the Escrow Agent shall be uncertain as to its duties or rights hereunder, the Escrow Agent shall be entitled to (i) refrain from taking any action other than to keep safe the Escrow Amounts until directed otherwise by a court of competent jurisdiction or, (ii) interplead the Escrow Amount to a court of competent jurisdiction.

14.	Waivers. No waiver by any party to this Agreement of any condition or breach of any provision of this Agreement will be effective unless in writing. No waiver by any party of any such condition or breach, in any one instance, will be deemed to be a further or continuing waiver of any such condition or breach or a waiver of any other condition or breach of any other provision contained in this Agreement.

15.	Notices. Any notice to Escrow Agent is to be sent to escrow@primetrust.com. Any notices to Issuer will be to Lisa Clifford, lisa@tothestarsinc.com.

Any party may change their notice or email address giving notice thereof in accordance with this Paragraph. All notices hereunder shall be deemed given: (1) if served in person, when served; (2) if sent by facsimile or email, on the date of transmission if before 6:00 p.m. Eastern time, provided that a hard copy of such notice is also sent by either a nationally recognized overnight courier or by U.S. Mail, first class; (3) if by overnight courier, by a nationally recognized courier which has a system of providing evidence of delivery, on the first business day after delivery to the courier; or (4) if by U.S. Mail, on the third day after deposit in the mail, postage prepaid, certified mail, return receipt requested. Furthermore, all parties hereby agree that all current and future notices, confirmations and other communications regarding this Agreement specifically, and future communications in general between the parties, may be made by email, sent to the email address of record as set forth above or, solely with regards to business in the normal course, as otherwise from time to time changed or updated in Issuer Dashboard, directly by the party changing such information, without necessity of confirmation of receipt, delivery or reading, and such form of electronic communication is sufficient for all matters regarding the relationship between the parties. If any such electronically-sent communication fails to be received for any reason, including but not limited to such communications being diverted to the recipients’ spam filters by the recipients email service provider or technology, or due to a recipients’ change of address, or due to technology issues by the recipients’ service provider, the parties agree that the burden of such failure to receive is on the recipient and not the sender, and that the sender is under no obligation to resend communications via any other means, including but not limited to postal service or overnight courier, and that such communications shall for all purposes, including legal and regulatory, be deemed to have been delivered and received. In the event Dashboard goes offline or information which Issuer may receive via Dashboard is otherwise compromised, Escrow Agent shall have the affirmative obligation to contact Issuer via alternate electronic communication. No physical, paper documents will be sent to Issuer, including statements, and if such documents are desired then that party agrees to directly and personally print, at their own expense, the electronically-sent communication(s) or Dashboard reports and maintaining such physical records in any manner or form that they desire. Notwithstanding the foregoing, Escrow Agent shall provide Issuer at no additional expense all information necessary for Issuer to obtain such reports and statements from the Dashboard. Your Consent is Hereby Given: By signing this Agreement electronically, you explicitly agree to this Agreement and to receive documents electronically, including your copy of this signed Agreement as well as ongoing disclosures, communications and notices.

16.	Counterparts; Facsimile; Email; Signatures; Electronic Signatures. This Agreement may be executed in counterparts, each of which will be deemed an original and all of which, taken together, will constitute one and the same instrument, binding on each signatory thereto. This Agreement may be executed by signatures, electronically or otherwise, and delivered by email in .pdf format, which shall be binding upon each signing party to the same extent as an original executed version hereof.

17.	Substitute Form W–9: Taxpayer Identification Number certification and backup withholding statement. PRIVACY ACT STATEMENT: Section 6109 of the Internal Revenue Code requires you (Issuer) to provide us with your correct Taxpayer Identification Number (TIN). Under penalties of Perjury, Issuer certifies that: (1) The tax identification number provided to Escrow Agent is the correct taxpayer identification number and (2) Issuer is not subject to backup withholding because: (a) Issuer is exempt from backup withholding, or, (b) Issuer has not been notified by the Internal Revenue Service (IRS) that it is subject to backup withholding. Notification Obligation: Issuer agrees to immediately inform Prime Trust in writing if it has been, or at any time in the future is notified by the IRS that Issuer is subject to backup withholding.

18.	Survival. Even after this Agreement is terminated, certain provisions will remain in effect, including but not limited to Sections 3, 4, 5, 10, 11, 12 and 14 of this Agreement. Upon any termination, Escrow Agent shall be compensated for the services as of the date of the termination or removal.

[Signature Page Follows]

Consent is Hereby Given: By signing this Agreement electronically, Issuer explicitly agrees to receive documents electronically including its copy of this signed Agreement as well as ongoing disclosures, communications, and notices.

Agreed as of the date set forth above by and between:

[●]

By:

Name:
Title:

Prime Trust, LLC

By:

Name:
Title:

Schedule A

Escrow Agent Fees

[ATTACHED & Listed on Issuer Dashboard]

November 14, 2018 Escrow Fees ** Exclusive for To The Stars ** Crowd-Direct Offerings Reg A Account Setup (one-time per offering) $500 Account Fee $25/mo Accounting Fee1 $5 Token Minting (optional) $0 (no fee) Escrow Closings* $150 Escrow Ends $150 Escrow Extensions $250 Brokers & Portals - Tri-party escrow agreements - $0 (no additional fees) Legal Fees - Reimburse our attorneys’ costs if/when redline drafts or specialized services are requested 1 One-time fee per transaction to manually post funds received. *Includes partial and continuous closings. Escrow services for DTC closings are at extra cost. Transaction Technology Fees Technology Reg A Transaction Technology License Fee2 (per offering) $995/mo Technology Transaction Fee3 $15 Test-the-Waters $0 (waived) eSign Subscription Agreements $1 Investor & Cap Table Mgmt Toolkit $25/mo Accounting Batch Fee4 $25/batch Portal/Platform Fee5 (one-time-fee) $1,500 Platform API Key $25,000/one-time setup fee + $1,000/mo. 2 Includes API data or Plug’n Play transaction engine (aka "Invest Now" button), eSignature system, NACHA debit authorization, dashboard tools & reports, syndication tools, automated email notification system. 3 Assessed when an investor completes a subscription agreement, regardless of whether an investment is ultimately accepted by the issuer or funded by the investor (non-contingent) 4 One-time fee per distribution batch. 5 One-time fee per master compliance account establishment for all Reg CF portals, non-regulated platforms and broker-dealer platforms. Compliance Fees AML / BSA6 Assessed Fees US Individual $2 US Entity $5 CA/UK Individual $5 CA/UK Entity $75 Int’l Individual $60 Int’l Entity $75 6 Provides automated identity verification and other PATRIOT Act compliant BSA checks, but does not include manual exception processing by our staff. AML Exceptions incur an $8 fee for each instance. 1 | P a g e Prime Trust & FundAmerica Consolidated Fee Schedule

Escrow Fees Continued... November 29, 2018 Processing Fees ** Exclusive for To The Stars ** Funds Processing Assessed Fees ACH $1 Bitcoin & Ethereum $0 (no fee) Credit Cards $0 (no fee) Checks $10 Wires $15 domestic / $35 international ACH Exceptions $5 Compliance Fees (cont.) Bad Actor Checks3 Assessed Fees US Individual $45 US Entity $45 Int’l Individual $100 Int’l Entity $160 3 Note: Bad Actor Checks (“BACs”) are one-time pre-offering fees per issuer “covered person” per SEC Regulations. If provided by an attorney or broker-dealer, we will assess one US Entity BAC fee for administrative services. BACs older than 90 days are considered stale and must be re-conducted. Support and Administrative Fees Support Services & Administration Assessed Fees Staff Costs - Technical Support $150/hr - Engineering Support $450/hr - Compliance Officer $250/hr - Trust Officer $150/hr - Sr Trust Officer $350/hr - Chief Trust Officer $750/hr - Accounting $100/hr - Administration Asst $85/hr Legal As Incurred Note: fees are charged at the beginning of period or at time of service, whichever is earlier, and are not pro-rated. _____________________________, as Issuer Prime Trust, as Escrow Agent Signature: _________________________________ Signature: _________________________________ Name: Name: Email: Email: Title: Title: Date: Date: 2 | P a g e Prime Trust & FundAmerica Consolidated Fee Schedule